Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COMERA LIFE SCIENCES HOLDINGS, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes herein stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Comera Life Sciences Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 3411 Silverside Road Rodney Building, Building #104, in the City of Wilmington, in the County of New Castle, Delaware 19810. The name of its Registered Agent at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is: Joshua P. Rosenstock, c/o Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

SEVENTH: The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this 24th day of January, 2022.

/s/ Joshua P. Rosenstock
Joshua P. Rosenstock, Incorporator c/o Loeb & Loeb LLP 345 Park Avenue
New York, New York 10154

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